Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan
Fiscal Year [20xx] Non-Qualified Stock Option Award Agreement
(United States Employees)

[Award Date]

«FIRST_NAME» «LAST_NAME»
«Address__1»
«Address_2», «Address_3», «Address_4»
«Address_5»

Dear «FIRST_NAME» «LAST_NAME»:

I am pleased to inform you (the "Participant") that the Compensation Committee of the Board of Directors (the "Committee") of Cabot Microelectronics Corporation (the "Company") has approved your participation in the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the "Plan").   A Non-Qualified Stock Option ("NQSO") award (the "Award") is hereby granted to the Participant pursuant to the terms of the Plan and this NQSO Agreement (the "Agreement").  A copy of the Plan is enclosed, and can also be electronically accessed through the CMC Global Intranet @theSurface "Departments/Human Resources/Compensation/Long-Term Incentive Plan."

PARTICIPANT	Type of Award	Number of Option Shares Awarded	Exercise Price Per Share on [Grant Date]	Participant ID Number
«FIRST_NAME» «LAST_NAME»	Non-Qualified Stock Option	X,XXX	$XX.XX	«SOCIAL_SECURITY»
	Grant Date	Vesting Dates	Expiration Date	Award Number
[Grant Date (Month, Day, Year)]
25% [1st Anniversary of Grant Date (Month, Day, Year)]
25% [2nd Anniversary of Grant Date (Month, Day, Year)]
25% [3rd Anniversary of Grant Date (Month, Day, Year)]
25% [4th Anniversary of Grant Date (Month, Day, Year)]

			[Grant Date plus ten years (Month, Day, Year)]	«GRANT_ID»

This Agreement provides the Participant with the terms of the option (the "Option") granted to the Participant.  The Option is not intended to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code (the "Code").  The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Committee has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.  For purposes of this Agreement, "Company" includes, at any time during the term of the Option, any subsidiary of the Company that employs the Participant on the applicable date.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant as follows:

1.	Vesting and Exercise. The Option shall become vested and exercisable in accordance with the following table:

Installment	Vesting Date Applicable to Installment
25% 25% 25% 25%
[1st Anniversary of Grant Date (Month, Day, Year)]
[2nd Anniversary of Grant Date (Month, Day, Year)]
[3rd Anniversary of Grant Date (Month, Day, Year)]
[4th Anniversary of Grant Date (Month, Day, Year)]

(a)
Notwithstanding the foregoing, the Option shall become fully vested and exercisable in the event of a Change in Control.  In the event of a Change in Control that constitutes a Covered Transaction, the Committee may, in its sole discretion, terminate any or all of the outstanding portions of the Option as of the effective date of the Covered Transaction, provided that the Committee may not terminate an Option outstanding under this Agreement earlier than twenty (20) days following the later of (i) the date on which the Option became fully exercisable, and (ii) the date on which the Participant received written notice of the Covered Transaction.

(b)
Unless otherwise provided in this Agreement or the Plan, if the date of Participant's termination of Service with the Company precedes the relevant Vesting Date, an installment shall not vest on the otherwise applicable Vesting Date and any portion of the Option subject to such installment shall immediately terminate as of the date of such termination of Service.  Notwithstanding the foregoing, (i) if the Participant's termination of Service occurs by reason of death or Disability, then any unvested portion of the Option shall be fully vested and exercisable as of such date of termination; (ii) if the Participant's termination of Service occurs by reason of Retirement, then any unvested portion of the Option shall continue to vest in accordance with the terms of this Agreement; (iii) if the Participant's Service is terminated involuntarily due to Position Elimination ("Position Elimination Termination"), then any unvested portion of the Option shall vest as of the date of such Position Elimination Termination, prorated based on a fraction, the numerator of which is the number of days in which the Participant was in Service from the Grant Date through the date of such Position Elimination Termination, and the denominator of which is the total number of days in the vesting period (i.e., from the Grant Date through the four (4) year anniversary of the Grant Date); and (iv) if the Participant's Service is terminated involuntarily for any reason other than Cause, the Committee may, in its sole discretion, accelerate the vesting of all or any portion of the Option.

(c)
For purposes hereof, "Disability" shall have the meaning provided under: (i) first, an employment agreement between the Participant and the Company; (ii) second, if no such employment agreement exists, the long-term disability program maintained by the Company or any governmental entity covering the Participant; or (iii) third, if no such agreement or program exists, permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(d)
For purposes hereof, "Position Elimination" shall mean the involuntary termination of the Participant's Service by the Company due to the Company's determination that the Participant's position with the Company will be eliminated because of a staffing adjustment or other organizational change, expense reduction considerations, office closings or relocations (including but not limited to adjustments in the number of staff in a department or unit or the elimination of all or some of the functions of a department or unit), in which the Participant will not be replaced by another person in the same position.

(e)
For purposes hereof, "Retirement" shall mean the termination of the Participant's Service following the Participant's attainment of a combination of age and years of Service of at least seventy (70), with a minimum of fifty-five (55) years of age; provided, however, that the Participant's termination of Service will not be deemed to have occurred by reason of Retirement if the Participant's Service has been terminated by reason of Cause, as determined by the Company in its sole discretion.

2.
Termination / Cancellation / Rescission/Recovery/Revocation.  The Company may terminate, cancel, rescind, recover, or revoke the Option immediately under certain circumstances, including, but not limited to, the Participant's:

(a)	actions constituting Cause, as defined in the Plan, or the Company's By-laws or Articles of Incorporation, and as enforceable under local laws, as applicable;

(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Option or the termination of Participant's Service with the Company;

(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party;

(d)	failure to comply with the Company's policies regarding the identification, disclosure and protection of intellectual property;

(e)	violation of the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement;

(f) violation of the Cabot Microelectronics Corporation Code of Business Conduct, including those provisions related to financial reporting.

In the event of any such termination, cancellation, rescission, recovery or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Option, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.  To the extent applicable, the Company will refund to the Participant any amount paid for such Stock, including any withholding requirements.

3.
Purpose of Award. The Award is intended to promote goodwill between the Participant and the Company and shall not be considered as salary or other remuneration for any employment or other services the Participant may perform for the Company or any of its affiliates.  The Company's grant of the Option does not confer any contractual or other rights of employment or service with the Company.  Benefits granted under the Plan shall not be considered as part of the Participant's salary in the event of severance, redundancy or resignation. Granting of the Award shall also not be construed as creating any right on the part of Participant to receive any additional benefits including awards in the future, it being expressly understood and agreed that any future awards shall be made solely at the discretion of the Company.

4.
Expiration.  The Option, including the vested portion of an Option, shall not be exercisable after the Company's close of business on the last business day that occurs on or prior to the Expiration Date. The "Expiration Date" shall be the earliest to occur of:

(a)	The tenth (10th) anniversary of the Grant Date;

(b)
If the Participant's termination of Service occurs by reason of death or Disability, the portion of the Option that is vested and exercisable as of the date of such termination (and any portion of the Option that becomes vested and exercisable in connection with such termination) will remain exercisable until the three (3) year anniversary of the date of such termination;

(c)	If the Participant's termination of Service occurs by reason of Cause, the date preceding the date of such termination;

(d)	If the Participant's termination of Service occurs by reason of Change in Control, three (3) months after the date of such termination;

(e) If the Participant's termination of Service occurs by reason of Retirement, the portion of the Option that is vested and exercisable as of the date of such termination (and any portion of the Option that becomes vested and exercisable in connection with such Retirement) will remain exercisable until the five (5) year anniversary of the Participant's Retirement;

(f)
If the Participant experiences a Position Elimination Termination, the portion of the Option that is vested and exercisable as of the date of such Position Elimination Termination (and any portion of the Option that becomes vested and exercisable in connection with such Position Elimination Termination) will remain exercisable until the one (1) year anniversary of the date of such Position Elimination Termination; or

(g)
If the Participant's termination of Service is for any reason other than (b), (c), (d), (e) or (f) above, or if the Committee exercises its discretion pursuant to Section 1(b)(iv) above to accelerate the vesting of all or any portion of the Option in the event that the Participant's Service is terminated involuntarily for any reason other than Cause, any portion of the Option that is vested and exercisable as of the date of termination will remain exercisable for one (1) month after the termination date, after which the unexercised portion of the Option is terminated.

In the event that the Participant dies on or following the Participant's termination date and prior to the Expiration Date without having fully exercised the Option, then the authorized representative of the Participant's estate shall be entitled to exercise the Option within such limits specified in subparagraphs (b), (d), (e), (f) or (g).

To the extent that the Participant does not exercise the Option to the extent the Participant is entitled within the time specified in subparagraphs (a), (b), (d), (e), (f) or (g) above, the Option shall immediately terminate.

5.
Method of Option Exercise.  Subject to the terms of this Agreement and the Plan, the Participant may exercise, in whole or in part, the vested portion of the Option at any time by complying with any exercise procedures established by the Company in its sole discretion.  The Participant shall pay the exercise price for the portion of the Option being exercised to the Company in full, at the time of exercise, either:

(a) in cash;

(b)
in shares of Stock having a Fair Market Value equal to the aggregate exercise price  for the shares of Stock being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such shares of Stock have been held by the Participant for no less than six (6) months;

(c)	partly in cash and partly in such shares of Stock; or

(d)
through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares of Stock being purchased ("cashless exercise").

Anything to the contrary herein notwithstanding, the Option cannot be exercised and the Company shall not be obligated to issue any shares of Stock hereunder if the Company determines that the issuance of such shares would violate the provision of any applicable law, including the rules and regulations of any securities exchange on which the Stock is traded.

6.	Taxes.

(a)
All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes based on country specific tax requirement.  The various methods and manner by which the tax withholding may be satisfied are set forth in the Plan.  If the Participant is subject to Section 16 (an "Insider"), of the Securities Exchange Act of 1934 ("Exchange Act") and other securities laws, any surrender of previously owned shares to satisfy tax withholding obligations arising upon exercise of an Option must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") and other relevant law, rules and regulations and Company guidelines.

(b)
If the Fair Market Value of a share of Stock on the date the Participant exercises the Option is greater than the Exercise Price, the Participant will generally be taxed on the difference multiplied by the number of shares purchased with cash at the date of exercise.  This income is taxed as ordinary income and subject to various withholding taxes.  The Company is required to withhold and remit these taxes to the appropriate tax authorities.  If the exercise of the Option results in no cash payment to the Participant from which the Company could withhold the income and FICA taxes, the Participant will be required to provide the Company with an amount of cash sufficient to satisfy the Participant's tax withholding obligations or to make arrangements satisfactory to the Company with regard to such taxes, which in most instances can be done through the services provided by a broker.  If the Participant does not pay the amount of required withholding to the Company, the Company will withhold from the shares delivered or from other amounts payable to the Participant, the amount of funds required to cover all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise of the Option.  The income will be reported to the Participant as part of the Participant's employment compensation on the Participant's annual earnings statement.

(c)
If the Participant sells the shares acquired under the Option, a long-term or short-term capital gain or loss may also result depending on:  (i) the Participant's holding period for the shares, and (ii) the difference between the Fair Market Value of the shares at the time of the sale and the Participant's tax basis in the shares.  The holding period is determined from the date the Option is exercised.  Under current law, the capital gain or loss is long term if the property is held for more than one (1) year, and short term if the property is held for less than one (1) year. If the Exercise Price of an Option is paid in cash, the tax basis of the shares thereby acquired is the sum of (i) the Exercise Price paid for the shares, and (ii) the ordinary income, if any, determined by the difference between the Fair Market Value of the shares when exercised and the Exercise Price.

EACH PARTICIPANT IS URGED TO REVIEW THE U.S. TAX COMMUNICATION INFORMATION AND TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, LOCAL AND OTHER TAX LAWS.

7.
Transferability. The Option is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant's immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Option shall remain subject to the terms of the Plan.

8.
Adjustment of Shares.  In the event of any transaction that is a Share Change or a Corporate Transaction, each as described in Section 8.6 of the Plan, the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Exercise Price) shall or may be adjusted, as applicable, as set forth in Section 8.6 of the Plan.

9.
Shareholder Rights.  The grant of an Option does not confer on the Participant any shareholder rights or any contractual or other rights of service or employment with the Company.  The Participant will not have shareholder rights with respect to any shares of stock subject to the Option until the Option is exercised and the shares are issued and transferred on the books of the Company to the Participant.  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to such date, except as provided under the Plan.

10.
Data Privacy.  In order to perform its requirements under this Plan, the Company may process sensitive personal data about the Participant.  Such data includes but is not limited to the information provided in this grant package and any changes thereto, other appropriate personal and financial data about the Participant, and information about the Participant's participation in the Plan and shares exercised under the Plan from time to time.  By signing the attached acceptance form, the Participant hereby gives explicit consent to the Company to process any such data.  The Participant also hereby gives explicit consent to the Company to transfer any personal data outside the country in which the Participant is employed and to the United States.  The legal persons for whom the personal data is intended includes the Company and any of its subsidiaries, the outside plan administrator as selected by the Company from time to time and any other person that the Company may find appropriate in its administration of the Plan.  The Participant may review and correct any personal data by contacting his local Human Resources Representative. The Participant understands that the transfer of the information outlined here is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit participation in the Plan.

11.
Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

12.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.

13.
Notices.  Except as otherwise provided in Section 14, any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company's records and to the Company at its principal executive office.

14. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to the Participant under the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Section 409A. The Option is intended to be exempt from the requirements of Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, at the Company's sole discretion, and without the Participant's consent, amend this Agreement to cause it to comply with Section 409A or be exempt from Section 409A.

14.	Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

    CABOT MICROELECTRONICS CORPORATION

    [Name]
     President and Chief Executive Officer

ACKNOWLEDGEMENT AND RECEIPT
FOR FISCAL YEAR [2018] NON-QUALIFIED STOCK OPTION (NQSO) AWARD AGREEMENT
PARTICIPANT	Type of Award	Number of Option Shares Awarded	Exercise Price Per Share on [Grant Date]	Participant ID Number
«FIRST_NAME» «LAST_NAME»	Non-Qualified Stock Option	X,XXX	$XX.XX	«SOCIAL_SECURITY»
	Grant Date	Vesting Dates	Expiration Date	Award Number
[Grant Date (Month, Day, Year)]
25% [1st Anniversary of Grant Date (Month, Day, Year)]
25% [2nd Anniversary of Grant Date (Month, Day, Year)]
25% [3rd Anniversary of Grant Date (Month, Day, Year)]
25% [4th Anniversary of Grant Date (Month, Day, Year)]
			[Grant Date plus ten years (Month, Day, Year)]	«GRANT_ID»

I hereby acknowledge receipt of the Non-Qualified Stock Option Award (the "Award") issued to me by Cabot Microelectronics Corporation (the "Company") on the date shown above, which has been granted under and is governed by the terms and conditions of the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the "Plan") and the Non-Qualified Stock Option Agreement (the "Agreement").  I further acknowledge receipt of a copy of the Plan, certify that I am in conformance with and agree to conform to all of the terms and conditions of the Agreement and the Plan, including giving explicit consent to the Company to transfer personal data related to the Plan administration outside of the country in which I am employed and to the United States.

I further acknowledge that I have received a paper copy of the prospectus for the Plan.  I hereby consent to receiving all future prospectuses for the remainder of my Service to the Company through the Company's intranet website.  I am aware that I may withdraw my consent to receive future prospectuses from the Company's intranet website at any time and upon such withdrawal will be entitled to a paper copy of any future prospectus deliveries.

Signature _____________________________________ Date ___________________

Any discrepancies between this Acknowledgement and Receipt, and the Agreement with respect to the information shown above, should be corrected and brought to the attention of the Committee.  Please be sure to initial any corrections made to this form.
Please return one original signed Acknowledgement and Receipt by [Month, Day, Year] to:

[Name]
Global Compensation and Benefits Analyst
Cabot Microelectronics Corporation
870 Commons Drive
Aurora, IL  60504

HR Confidential FAX:  (630) 375-5587

Please keep a copy of this signed Acknowledgement and Receipt, and the Agreement, for your own records.  If you have any questions, please contact your Human Resources Manager.

CONSENT OF SPOUSE

I, _________________________, spouse of «FIRST_NAME» «LAST_NAME», have read and approve the Non-Qualified Stock Option Award Agreement dated [Grant Date] (the "Agreement").  In consideration of granting of the right to my spouse to purchase shares of stock of Cabot Microelectronics Corporation, a Delaware corporation, as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: ______________           _________________________________
Spouse Signature

Please return one copy of a signed
"Consent of Spouse" (if applicable) to the
Corporate Human Resources Department
By [Month, Day, Year]